Sunbelt Rentals Reports Record First Quarter Results and Raises Full-Year Fiscal 2027 Guidance

September 9, 2026
7:00 a.m. ET
FORT MILL, S.C.--(BUSINESS WIRE)-- Sunbelt Rentals Holdings, Inc. (NYSE: SUNB, LSE: SUNB) (“the Company”), a leader in the equipment rental industry, today announced financial results for the fiscal first quarter ended July 31, 2026.
Fiscal First Quarter 2027 Highlights
•Total revenue increased 11.2% to $3,115 million
•Rental revenue increased 12.5% to $2,927 million
•North America General Tool segment rental revenue increased 7.4% and North America Specialty segment rental revenue increased 25.3%
•Operating income increased 15.9% to $691 million at a margin of 22.2%
•Adjusted operating profit increased 13.8% to $759 million, and margin expanded 60 bps to 24.4%
•Net income increased 17.4% to $438 million and earnings per share increased 23.0% to $1.07
•Adjusted EBITDA increased 8.7% to $1,315 million at a margin of 42.2%
•Adjusted earnings per share increased 20.4% to $1.18
•Company is increasing its full-year fiscal 2027 guidance based on strong Q1 results and momentum across the business
CEO Comment

“I am proud of the team’s efforts in driving strong execution across all aspects of the business which delivered record first quarter results,” said Brendan Horgan, Chief Executive Officer. “Our obsession with the success of our customers, strong value proposition, differentiated technology platform and leading scale drove strong growth in the quarter as reflected in a 25% increase in rental revenues within our North America Specialty segment and 7% growth within our North America General Tool segment.”

“Our performance was underpinned by disciplined execution and strong demand across a diverse range of end markets, including mega projects, energy, live events, industrial, and non-construction MRO, complemented by another quarter of stability and demand in our local non-residential construction markets. Growth in the quarter was geographically broad, spanning our General Tool segment as well as our Specialty business lines. Notably, rental revenue growth was present throughout our small and medium-sized customer base, with outsized growth from our large and strategic customers demonstrating the strength of our leading position, and breadth of expertise and solutions. This performance reflects the dedication, best-in-class execution and customer-obsessed mindset of our team members.”

Horgan added, “As we look toward the balance of fiscal 2027, we are seeing strong momentum throughout top-line and bottom-line performance. The upward revision to our guidance signals our confidence in the underlying supply and demand landscape, the durability of our structural growth, and the strength of our through-the-cycle free cash flow platform. We believe Sunbelt is well positioned for a year of strong performance.”

Full-Year Fiscal 2027 Guidance
Today, the Company is increasing its fiscal full-year 2027 Guidance.

	Prior Outlook	Current Outlook
Total Revenue	4.5% to 7.5% growth	6% to 9% growth
Rental Revenue	5% to 8% growth	7% to 10% growth
Adjusted EBITDA	$4.85 billion to $5.05 billion	$4.92 billion to $5.12 billion
Net Rental Equipment Capital Expenditures	$2.05 billion to $2.45 billion	$2.4 billion to $2.8 billion
Gross Rental Capital Expenditures	$2.45 billion to $2.85 billion	$2.75 billion to $3.15 billion
Note: We present adjusted EBITDA on a forward-looking basis. The most directly comparable GAAP measure is not accessible on a forward-looking basis without unreasonable efforts, because certain items that impact this GAAP measure cannot be reasonably predicted or quantified. The probable significance of these items may be material, and as a result, the corresponding GAAP measure and a quantitative reconciliation to this GAAP measure is not available on a forward-looking basis.

Summary of First Quarter Fiscal 2027 Results
Total revenue increased 11.2% to a record $3,115 million driven by rental revenue increasing 12.5% to a record $2,927 million. The Company’s acquisition of Reliant Asset Management (operating under the Aries brand), which closed on May 1, 2026, contributed approximately 100 basis points to rental revenue growth in the quarter. In addition, the Company estimates that the FIFA World Cup contributed approximately 250 basis points to rental revenue growth in the quarter underscoring our proven expertise with complex events as a partner of choice.

The Company’s original cost of rental equipment at July 31, 2026, was $20,102 million - increasing 6.0% on average compared to the prior year. The average fleet age was 52 months on an original cost basis, as compared to 50 months at July 31, 2025.

Operating income increased 15.9% to $691 million, and operating income margin expanded to 22.2% compared to 21.3% in the prior-year period. Adjusted operating profit increased 13.8% to $759 million, and adjusted operating profit margin expanded 60 bps to 24.4%, compared to 23.8% in the prior-year period. The margin expansion in the quarter was primarily due to a reduction in depreciation expense as a percent of revenue.

Net income increased 17.4% to $438 million and earnings per share increased 23.0% to $1.07. Adjusted earnings per share increased 20.4% to $1.18, reflecting adjusted operating profit growth and benefits from the Company’s share repurchase program.

Adjusted EBITDA increased 8.7% to $1,315 million and adjusted EBITDA margin was 42.2%, compared to 43.2% in the prior-year period. The adjusted EBITDA margin change compared to the prior-year period primarily reflects higher relative growth of ancillary revenues, partially offset by rate improvement.

Return on investment of 14.6% for the trailing twelve month period ended July 31, 2026, was consistent with the prior year period.

North America General Tool segment rental revenue increased 7.4% to $1,648 million, and dollar utilization in the quarter of 47% was consistent with the prior-year period. General Tool adjusted operating profit increased to $539 million and adjusted operating profit margin was 30.9% compared to the prior year period of 31.5%. Adjusted EBITDA increased 3.2% to $898 million, and adjusted EBITDA margin was 51.5%, compared to 52.8% in the prior-year period. The year-over-year adjusted EBITDA margin performance primarily reflects higher fuel costs, partially offset by rental rate improvement.

North America Specialty segment rental revenue increased 25.3% to $1,070 million, and dollar utilization in the quarter increased to 77% compared to the prior-year period of 74%. The Company’s acquisition of Reliant Asset Management added approximately 300 basis points to rental revenue growth in the quarter. Specialty adjusted operating profit increased 24.3% to $373 million and adjusted operating profit margin of 33.0% was consistent with the prior-year period. Adjusted EBITDA increased 19.0% to $519 million, and adjusted EBITDA margin was 45.8%, compared to 48.0% in the prior-year period. The year-over-year margin performance primarily reflects strong relative growth of ancillary revenues.

UK segment rental revenue of $209 million decreased 1.4% compared to the prior-year period, while dollar utilization in the quarter increased to 54% compared to the prior-year period of 53%. UK adjusted operating profit margin increased 10 basis points to 8.3% compared to 8.2% in the prior-year period reflecting improved operational efficiencies. Segment adjusted EBITDA was $61 million compared to $65 million in the prior-year period, and segment adjusted EBITDA margin was 25.4% compared to 26.7% in the prior-year period.

Capital Management
At July 31, 2026, long-term debt was $8,006 million, net debt was $8,524 million and net leverage was 1.8x, within the Company’s stated range of between 1x to 2x net debt-to-adjusted EBITDA. Excess availability under the senior secured credit facility was $3,750 million, and the Company’s credit facilities are committed for an average of five years at a weighted average cost of approximately 5%.
During the first quarter, the Company completed the offering of two tranches of senior notes totaling $1.2 billion, consisting of $450 million of 4.950% notes due 2030 and $750 million of 5.650% notes due 2036. The transaction extends the Company’s debt maturity profile and provides additional financial flexibility, and the company intends to use the net proceeds for general corporate purposes, including refinancing existing debt, funding capital expenditures and working capital, and supporting other business opportunities.

Cash flow from operations was $840 million. Gross rental capital expenditures were $759 million and $682 million net of disposal proceeds, and after capital expenditures, free cash flow was $70 million. In addition, the Company repurchased $56 million of common stock, and paid $307 million in dividends. Lastly, the Company opened 13 greenfield locations and invested $669 million, including acquired borrowings, on two bolt-on acquisitions (including the Aries brand) continuing to expand its footprint and diversify its end markets.

Quarterly Dividend Declaration

Today the Company announced that its Board of Directors (“the Board”) has declared a quarterly cash dividend of $0.30 per share of common stock, payable on Friday, October 2, 2026, to stockholders of record as of Friday, September 18, 2026.

The Company’s first quarterly cash dividend to be paid quarterly rather than semi-annually reflects the Board’s confidence in Sunbelt Rentals’ strong cash flow generation and advances its long-standing progressive, sustainable dividend policy within a disciplined capital allocation framework. The quarterly dividend replaces the Company's previous UK distribution framework and is intended to provide shareholders with a regular cash return consistent with U.S. market practice. Future dividend declarations will remain subject to approval by the Board, and will depend on business performance, capital requirements and market conditions.

Conference Call Information
Brendan Horgan and Alex Pease will hold a conference call today to discuss the results and outlook at 8:30am ET (1:30pm BST). The call will be webcast live via the Company’s investor relations website at ir.sunbeltrentals.com and a replay will be available via the website shortly after the call concludes. A copy of this announcement and the slide presentation to be used for the call are available on the Company’s investor relations website.
About Sunbelt Rentals Holdings, Inc.
Sunbelt Rentals Holdings, Inc., operating primarily as Sunbelt Rentals, is a leading global provider of rental equipment and services based in Fort Mill, South Carolina. Our passionate, customer-centric team of 26,000 employees combines execution-focused resolve with Sunbelt Rentals’ innovative array of rental solutions across a vast network of over 1,600 locations and with a fleet of assets exceeding $20 billion. Sunbelt Rentals is committed to delivering unrivaled quality and support for its customers across an increasingly diverse array of industries, project types and end markets, including construction, live events, maintenance and countless emerging applications ranging from small-scale developments to mega projects.
Investor Contact
Kevin Powers, Senior Vice President, Investor Relations
kevin.powers@sunbeltrentals.com

Media Contact
H/Advisors Abernathy,
Abigail Ruck / Mallory Griffin
abigail.ruck@h-advisors.global / mallory.griffin@h-advisors.global
(212) 371-5999

Non-GAAP Financial Measures
Key Performance Indicators (“KPIs”)
We use the KPIs “dollar utilization” and “original equipment cost” (or “OEC”) to evaluate our business, measure our performance, identify trends and make business decisions. These measures are not directly comparable to, and should not be considered a substitute for, financial information presented in accordance with GAAP, and may differ from similarly titled metrics or measures presented by other companies.
Dollar Utilization
We consider “dollar utilization” to be a KPI on a segment basis. Dollar utilization reflects the ratio of rental revenue earned from equipment compared with the original cost of equipment. Dollar utilization is calculated as (i) revenue from equipment rentals in each month during the preceding twelve-month period divided by (ii) average original equipment cost of our fleet measured during such period, in each case on a segment basis. Dollar utilization is influenced by various factors, including the average original equipment cost of our rental fleet, the level of physical utilization of our rental fleet, customer rental rates, ancillary rental revenues, inflation, as well as customer and product mix.
Management believes that dollar utilization provides useful information to investors and management to demonstrate how effectively we recover value from our rental assets. Management uses dollar utilization when reviewing operating performance on a segment basis and to help inform capital allocation decisions within the business.
Original Equipment Cost
We consider OEC to be a KPI on a segment basis. OEC reflects the original cost of our equipment on rent. Management believes that OEC, along with dollar utilization, provide useful information to investors and management to demonstrate the utilization of our rental equipment. Management uses OEC when reviewing operating performance on a segment basis and to help inform capital allocation decisions within the business.
Adjusted Operating Profit and Adjusted Operating Profit Margin
We use the non-GAAP measure “adjusted operating profit” to evaluate the underlying profitability of our core operations. The composition of this measure is not addressed or prescribed by U.S. GAAP. We define adjusted operating profit as operating income after other (income) expense, net, and before amortization of acquired intangibles, stock-based compensation expense, net, and restructuring costs, which relate to costs associated with the Redomiciliation and U.S. Listing and, in the three months ended July 31, 2026, the operational restructure of the United Kingdom segment. Adjusted operating profit margin is defined as adjusted operating profit divided by total revenues.
Management believes that adjusted operating profit and adjusted operating profit margin provide useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of other similar companies.
Adjusted Pre-tax Profit
We use the non-GAAP measure “adjusted pre-tax profit” to evaluate the underlying profitability of our core operations. The composition of adjusted pre-tax profit is not addressed or prescribed by GAAP. We define adjusted pre-tax profit as net income before provision for income taxes, amortization of acquired intangibles, stock based compensation expense, net and restructuring costs, which relate to costs associated with the Redomiciliation and U.S. Listing and in the three months ended July 31, 2026, relate to costs associated with operational restructure of the United Kingdom segment. Adjusted pre-tax profit represents adjusted operating profit after interest expense, net.
Management believes that adjusted pre-tax profit provides useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of other similar companies.
EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA margin
We use the non-GAAP measures “EBITDA,” “EBITDA margin,” “adjusted EBITDA,” and “adjusted EBITDA margin” to evaluate our overall financial performance. The composition of these measures is not addressed or prescribed by GAAP. We define EBITDA as net income before provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA before stock-based compensation expense, net and restructuring costs, which relate to costs associated with the Redomiciliation and U.S. Listing and in the three months ended July 31, 2026, relate to costs associated with operational restructure of the United Kingdom segment. These items are excluded from adjusted EBITDA to allow investors to make a more meaningful comparison between our core performance over different periods of time, as well as with those of similar companies. EBITDA margin is defined as EBITDA divided by total revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenues.
Management believes that EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin, when viewed with the company’s results under GAAP and the accompanying reconciliations, provide useful information about our operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
Adjusted Earnings per Share (“Adjusted EPS”)
We use the non-GAAP measure “adjusted EPS” to evaluate the underlying profitability of our core operations. The composition of adjusted EPS is not addressed or prescribed by GAAP. We define adjusted EPS as earnings per share (basic) before amortization of acquired intangibles, stock based compensation expense, net and restructuring costs, which relate to costs associated with the Redomiciliation and U.S. Listing and in the three months ended July 31, 2026, related to costs associated with the operational restructure of the United Kingdom segment, in each case less taxation on adjusting items.
Management believes that adjusted EPS provides useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of similar companies.
Adjusted Net Assets, Adjusted Average Net Assets, and Return on Investment
We use the non-GAAP measures “adjusted net assets,” “adjusted average net assets,” and “return on investment” to provide a measure of how effectively we allocate capital to profitable investments. The composition of these measures is not addressed or prescribed by GAAP. We define adjusted net assets as net assets excluding net debt and tax. Adjusted average net assets is defined as adjusted net assets as of each month-end of the preceding thirteen months divided by thirteen. Return on investment is defined as adjusted operating profit generated during the preceding twelve-month period divided by adjusted average net assets.
Management believes that a measure of return on investment is widely used by investors. By using adjusted operating profit as the profit component, adjusted return on investment focuses on returns from our actual operating assets and profits generated from our main business activities, which management believes allows for a more meaningful comparison of our operating efficiency between different periods of time, as well as with those of similar companies. Management further uses adjusted return on investment when reviewing operating performance to help inform capital allocation decisions within the business. It also represents one of the metrics used in our executive compensation program.
Free Cash Flow
We use the non-GAAP measure “free cash flow” to reflect the cash retained by the company prior to discretionary expenditure on acquisitions and returns to stockholders. The composition of these measures is not addressed or prescribed by GAAP. We define free cash flow as net cash provided by operating activities less net expenditure on rental and non-rental equipment (comprising payments for purchases of equipment less disposal proceeds received in relation to sales of equipment).
Management believes that free cash flow provides useful information to management and investors as an additional liquidity measure because it measures the amount of cash available, after net expenditures on rental and non-rental equipment, for activities such as making discretionary expenditures on acquisitions and providing returns to stockholders.
Net Debt
We use the non-GAAP measure “net debt” to provide an indication of the overall level of our long-term indebtedness. The composition of net debt is not addressed or prescribed by GAAP. We define net debt as total debt less cash balances.
Management believes that net debt is widely used by investors and credit rating agencies and provides useful additional information to management and investors as an indication of the Group’s financial position and ability to meet its financial obligations.
Net Leverage
We use the non-GAAP measure “net leverage” to provide an indication of the strength of the Group’s balance sheet. The composition of net leverage is not addressed or prescribed by GAAP. We define net leverage as net debt divided by adjusted EBITDA generated during the preceding twelve-month period.
Management believes that providing an indication of the strength of the Group’s balance sheet provides useful additional information to management and investors. Management further believes that using adjusted EBITDA as the profit component for net leverage allows for a more meaningful comparison of our financial position between different periods of time, as well as with those of similar companies. Net leverage also forms part of the executive compensation targets of the Group.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including the U.S. Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements concerning the conditions of our industry, our operations, our economic performance and our financial condition, including, in particular, statements relating to our business and growth strategy, and the growth and dynamics of the market segments in which we operate. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “should,” “commit,” “enable,” “estimate,” “focused on,” “positioned,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation: competition from existing and new competitors; the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions) and geopolitical risks (including risks related to international conflicts) on us, our customers and our suppliers, in the United States and the rest of the world; currency and interest rate fluctuations; seasonality of our business; our ability to attract, hire and retain qualified personnel; our ability to successfully make acquisitions and integrate acquired companies; changes in the rental rates that we can charge for the equipment in our rental fleet or our services; changes in the construction and industrial markets; changes in political, social and economic conditions and local regulations; changes in the attitude of our customers towards renting, as compared with purchasing, equipment; changes in applicable accounting standards or subjective assumptions, estimates and judgments by management related to complex accounting matters; changes in the mix of products offered in our rental fleet, industry capacity or competition; changes in environmental and safety regulations; changes in government spending or government policies; disruptions of established supply channels; the availability, terms and deployment of capital; and costs and availability of energy, and changes in transportation costs.
Further information on the risks that may affect our business is included in filings we make with the U.S. Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, and other filings with the SEC. Forward-looking statements made in this press release speak only as of its date, and we undertake no obligation to update them in light of new information or future events, except as required by law.

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Statement of Income (unaudited)

	Three Months Ended July 31,
(In millions, except per share amounts)	2026	2025
Revenues:
Equipment rentals	$2,927	$2,601
Sales of rental equipment	85	103
Sales of new equipment, merchandise and consumables	103	97
Total revenues	3,115	2,801
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,265	1,072
Depreciation of rental equipment	470	458
Cost of rental equipment sales	70	90
Cost of sales of new equipment, merchandise and consumables	61	58
Total cost of revenues	1,866	1,678
Gross profit	1,249	1,123
Selling, general and administrative expenses	443	414
Non-rental depreciation and amortization	115	113
Operating income	691	596
Interest expense, net	107	95
Other income, net	(7)	(7)
Income before provision for income taxes	591	508
Provision for income taxes	153	135
Net income	$438	$373
Basic earnings per share	$1.07	$0.87
Diluted earnings per share	$1.07	$0.87

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Balance Sheets

(In millions, except share data)	July 31, 2026 (unaudited)	April 30, 2026
ASSETS
Cash and cash equivalents	$32	$29
Accounts receivable, net of allowance for credit losses of $119 and $105, respectively	1,929	1,669
Inventory	192	180
Prepaid expenses and other assets	420	354
Total current assets	2,573	2,232
Rental equipment, net	11,856	11,224
Property and equipment, net	2,094	2,063
Goodwill	3,778	3,476
Other intangible assets, net	383	338
Operating lease right-of-use assets	2,663	2,664
Other long-term assets	266	271
Total non-current assets	21,040	20,036
Total assets	$23,613	$22,268
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$550	$550
Accounts payable	623	472
Accrued expenses and other liabilities	1,255	1,167
Operating lease liabilities	295	287
Total current liabilities	2,723	2,476
Long-term debt	8,006	7,033
Deferred taxes	2,463	2,394
Non-current portion of operating lease liabilities	2,572	2,577
Other long-term liabilities	402	379
Total non-current liabilities	13,443	12,383
Total liabilities	16,166	14,859

Stockholders’ equity:
Common stock – $0.01 par value, 414,502,814 and 409,867,481 shares issued and outstanding, respectively, as of July 31, 2026, 413,965,587 and 410,272,086 shares issued and outstanding, respectively, as of April 30, 2026	4	4
Additional paid-in capital	235	204
Retained earnings	7,772	7,646
Treasury stock at cost – 4,635,333 and 3,693,501 shares as of July 31, 2026 and April 30, 2026, respectively	(334)	(259)
Common stock held by the ESOT – 0 and 0 shares as of July 31, 2026 and April 30, 2026, respectively	—	—
Accumulated other comprehensive loss	(230)	(186)
Total stockholders’ equity	7,447	7,409
Total liabilities and stockholders’ equity	$23,613	$22,268

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended July 31,
(In millions)	2026	2025
Cash flows from operating activities:
Net income	$438	$373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	585	571
Gain on sales of rental equipment	(15)	(13)
Gain on sales of non-rental equipment	(3)	(6)
Deferred tax expense	72	29
Non-cash operating lease expense	80	74
Stock-based compensation expense	26	23
Provision for receivable allowances	18	15
Other	—	3
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(244)	(203)
Increase in inventory	(1)	(25)
Increase in prepaid expenses and other assets	(45)	(1)
(Decrease) increase in accounts payable	(90)	15
Decrease in operating lease liabilities	(74)	(70)
Increase in accrued expenses and other liabilities	93	83
Net cash provided by operating activities	$840	$868
Cash flows from investing activities
Payments for acquisition of businesses, net of cash acquired	(667)	(20)
Payments for purchases of rental equipment	(759)	(394)
Payments for purchases of non-rental property and equipment	(96)	(111)
Proceeds from sales of rental equipment	77	92
Proceeds from sales of non-rental property and equipment	8	13
Payments for purchases of intangibles	(1)	(2)
Net cash used in investing activities	$(1,438)	$(422)
Cash flows from financing activities
Proceeds from debt	2,191	290
Payments of debt	(1,207)	(382)
Repayments of principal under finance lease liabilities	(4)	(4)
Dividends paid	(307)	—
Common stock repurchased by the ESOT	—	(18)
Payments of tax withholding for stock-based compensation	(16)	—
Common stock repurchased	(56)	(330)
Net cash provided by (used in) financing activities	601	(444)
Effect of exchange rate changes on cash and cash equivalents	-	-
Net increase in cash and cash equivalents	3	2
Cash and cash equivalents at the beginning of period	29	21
Cash and cash equivalents at the end of period	$32	$23

Supplemental disclosure of cash flow information:
Cash paid for interest	$68	$66
Cash paid (received) for income taxes, net	11	(1)

Sunbelt Rentals Holdings, Inc.
Segment Results

	North America
($ in millions)	General Tool	Specialty	United Kingdom
Three Months Ended July 31, 2026
Equipment rentals	1,648	1,070	209
Sales of rental equipment	54	20	11
Sales of new equipment, merchandise and consumables	41	42	20
Total revenues	1,743	1,132	240
Cost of rental equipment sales	(46)	(16)	(8)
Staff costs1)	(366)	(210)	(69)
Depreciation	(359)	(146)	(41)
Other segment items2)	(433)	(387)	(102)
Adjusted segment operating profit	539	373	20
Add Back: Depreciation	359	146	41
Adjusted segment EBITDA	898	519	61
Adjusted segment EBITDA margin	51.5%	45.8%	25.4%

Three Months Ended July 31, 2025
Equipment rentals	1,535	854	212
Sales of rental equipment	71	23	9
Sales of new equipment, merchandise and consumables	43	32	22
Total revenues	1,649	909	243
Cost of rental equipment sales	(61)	(23)	(6)
Staff costs1)	(329)	(177)	(70)
Depreciation	(351)	(136)	(45)
Other segment items2)	(389)	(273)	(102)
Adjusted segment operating profit	519	300	20
Add Back: Depreciation	351	136	45
Adjusted segment EBITDA	870	436	65
Adjusted segment EBITDA margin	52.8%	48.0%	26.7%
1)    Staff costs are comprised of salaries and related benefits and retirement costs.
2)     Other segment items are comprised of spares, vehicle, facility and other miscellaneous costs.

Dollar Utilization

	As of July 31,
Dollar utilization	2026	2025
North America – General Tool	47%	47%
North America – Specialty	77%	74%
United Kingdom	54%	53%
Adjusted Operating Profit and Adjusted Operating Profit Margin

	Three Months Ended July 31,
($ in millions)	2026	2025
Operating income	691	596
Other income, net	7	7
Amortization of acquired intangibles	29	28
Stock based compensation expense, net	26	23
Restructuring costs:1)
Staff costs	2	2
Other restructuring costs	4	11
Adjusted operating profit	759	667

Total revenues	3,115	2,801
Operating income margin2)	22.2%	21.3%
Adjusted operating profit margin	24.4%	23.8%
1)Restructuring costs relate to staff and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the three-months ended July 31, 2026, the operational restructure of the United Kingdom segment.
2)Operating income margin is calculated as operating income divided by total revenues.
Adjusted Pre-tax Profit

	Three Months Ended July 31,
($ in millions)	2026	2025
Net income	438	373
Provision for income taxes	153	135
Amortization of acquired intangibles	29	28
Stock based compensation expense, net	26	23
Restructuring costs:1)
Staff costs	2	2
Other restructuring costs	4	11
Adjusted pre-tax profit	652	572
1)Restructuring costs relate to staff and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the three-months ended July 31, 2026, the operational restructure of the United Kingdom segment.

EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin

	Three Months Ended July 31,
($ in millions, unless otherwise stated)	2026	2025
Net income	438	373
Provision for income taxes	153	135
Interest expense, net	107	95
Depreciation of rental equipment	470	458
Non-rental depreciation and amortization	115	113
EBITDA	1,283	1,174
Stock based compensation expense, net	26	23
Restructuring costs:1)
Staff costs	2	2
Other restructuring costs	4	11
Adjusted EBITDA	1,315	1,210

Total revenues	3,115	2,801
Net income margin2)	14.1%	13.3%
EBITDA margin	41.2%	41.9%
Adjusted EBITDA margin	42.2%	43.2%
1)    Restructuring costs relate to staff and other costs incurred in relation to the redomiciliation and U.S. Listing and, in the three-months ended July 31, 2026, the operational restructure of the United Kingdom segment.
2)    Net income margin is calculated as net income divided by total revenues.
Adjusted EPS

($ per share amounts)	Three Months Ended July 31,
	2026	2025
Basic earnings per share	1.07	0.87
Amortization of acquired intangibles	0.07	0.06
Stock based compensation expense, net	0.07	0.05
Restructuring costs:1)
Staff costs	—	0.01
Other restructuring costs	0.01	0.02
Taxation on adjusting items2)	(0.04)	(0.03)
Adjusted EPS	1.18	0.98

Weighted-average common shares used in per share calculations	409,984,863	428,303,318
1)Restructuring costs relate to staff and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the three-months ended July 31, 2026, the operational restructure of the United Kingdom segment.
2)Taxation on adjusting items reflects the tax arising in relation to the items detailed above, calculated at the statutory rate of the relevant jurisdiction.

Adjusted Average Net Assets, Adjusted Net Assets and Return on Investment

($ in millions, unless otherwise stated)	As of July 31,
	2026	2025
Net income1)	1,391	1,528
Adjusted operating profit2) 3)	2,592	2,601

Net assets	7,448	7,834
Add back: Net debt	8,524	7,390
Add back: Tax	2,550	2,407
Adjusted net assets	18,522	17,631

Adjusted average net assets	17,755	17,771

Return on investment	15%	15%
1)    Net income generated during the preceding twelve-month period.
2)    Adjusted operating profit is a non-GAAP measure. Please see above for a reconciliation to net income, the most directly comparable GAAP measure.
3)    Adjusted operating profit generated during the preceding twelve-month period.
Free Cash Flow

	Three Months Ended July 31,
($ in millions)	2026	2025
Net cash provided by operating activities	840	868
Payments for purchases of rental equipment	(759)	(394)
Payments for purchases of non-rental property and equipment	(96)	(111)
Proceeds from sales of rental equipment	77	92
Proceeds from sales of non-rental property and equipment	8	13
Free cash flow	70	468
Net Debt

($ in millions)	As of July 31,
	2026	2025
Total debt1)	8,556	7,413
Cash and cash equivalents	(32)	(23)
Net debt	8,524	7,390
1)    Total debt includes outstanding amounts under our ABL Facility and Senior Notes.

Net Leverage

	As of July 31,
($ in millions)	2026	2025
Net income1)	1,391	1,528
Adjusted EBITDA2) 3)	4,782	4,758

Total debt4)	8,556	7,413
Net debt5)	8,524	7,390

Debt to net income ratio	6.2x	4.9x
Net leverage	1.8x	1.6x
1)     Net income generated during the preceding twelve-month period.
2)    Adjusted EBITDA is a non-GAAP measure. Please see above for a reconciliation to net income, the most directly comparable GAAP measure.
3)     Adjusted EBITDA generated during the preceding twelve-month period.
4)    Total debt includes outstanding amounts under our ABL Facility and Senior Notes.
5)     Net debt is a non-GAAP measure. Please see above for a reconciliation to long-term debt, the most directly comparable GAAP measure.

Operating Statistics

	As of July 31,
Number of Rental Stores	2026	2025
North America - General Tool	816	787
North America - Specialty	638	590
United Kingdom	184	192
Total Number of Rental Stores	1,638	1,569

	As of July 31,
Employee Count	2026	2025
North America	22,408	21,028
United Kingdom	4,205	4,354
Total Count of Employees	26,613	25,382